Exhibit 99.1

India Globalization Capital Completes Acquisition of Minority Interest in TBL

BETHESDA, MD--(Globe Newswire – April 4, 2013) – India Globalization Capital, Inc. (NYSE MKT: IGC), a company competing in the rapidly growing materials and infrastructure industry in India and China, announced today that on March 31, 2013 it completed the previously announced acquisition of the remaining 23.13% of the TBL shares that were still owned by the Founders of TBL for about $185,000.

Following thru with IGC’s consolidation effort, and as per the Agreements announced on October 18, 2013, TBL became a fully-owned subsidiary of IGC. This acquisition gives IGC control over TBL, a company with 1) assets in excess of $3 million including operating assets that can deployed in our mining operations; 2) a prior history and qualifications for bidding on construction contracts in India; and 3) an import/export license that can be used to trade various commodities worldwide.  This acquisition also provides IGC and the founders of TBL with customary releases and indemnities.

IGC’s CEO, Mr. Ram Mukunda, said: “TBL is expected to add value by allowing us to consolidate our operations in India. Additionally, TBL has approximately $6.5 million of potential claims that we are currently pursuing against construction projects that have been completed.”

About IGC:
Based in Bethesda, Maryland, India Globalization Capital, Inc. (IGC) is a materials and infrastructure company operating in India and China. We currently supply iron ore to steel companies operating in China. For more information about IGC, please visit IGC's Web site at www.indiaglobalcap.com. For information about Ironman, please visit www.hfironman.net.

Forward-looking Statements:
Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," “post”, "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," “confident” or "continue" or the negative of those terms. These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict. Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our competitive environment, infrastructure demands, Iron ore availability and governmental, regulatory, political, economic, legal and social conditions in China and India.

The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in IGC's Schedule 14A, Form 10-K for FYE 2012, Form 10-Q for the quarter ended September 30, 2012, filed with the Securities and Exchange Commission on December 9, 2011, July 16, 2012, and November 14, 2012, respectively.

Investors Contact Information
Claudia Grimaldi
301-983-0998